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                                                                    Exhibit 11.1


                           ARBOR SOFTWARE CORPORATION
                STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                       THREE MONTHS ENDED          SIX MONTHS ENDED
                                         SEPTEMBER 30,              SEPTEMBER 30,
                                       1996          1995         1996         1995
                                      -------       ------       -------       -----
Net income ....................       $ 1,417       $  353       $ 2,611         663
                                      =======       ======       =======       =====

Average shares outstanding ....        10,960        2,782        10,929       2,673

Options .......................           755        1,066           780       1,174

Warrants ......................            --           36            --          36

Convertible preferred stock ...            --        5,837            --       5,837
                                      -------       ------       -------       -----

  Total common stock and common
    stock equivalents .........        11,715        9,721        11,709       9,720
                                      =======       ======       =======       =====

Net income per common share ...       $   .12       $  .04       $   .22         .07
                                      =======       ======       =======       =====




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